EXHIBIT 99.2



Contact
Press Inquiries/Investor Relations,
EchoStarInvestor Relations,                        News Corporation
Judianne Atencio, 303-723-2010                     Reed Nolte, 212-852-7090

Press Inquiries, News Corporation
James Platt, 212-852-7083

FOR IMMEDIATE RELEASE


News Corporation & MCI Worldcom in Satellite & DBS Agreement with EchoStar Communications Corporation


New York, NY - November 30, 1998. The News Corporation Limited (NYSE: NWS, NWS/A), MCI Worldcom (NASDAQ: WCOM) and EchoStar Communications Corporation (NASDAQ:DISH, DISHP) today announced that they have entered into an agreement pursuant to which News Corporation and MCI will transfer to EchoStar a license for 28 DBS frequency channels at 110(Degree) West Longitude, two satellites being delivered in orbit and a direct broadcast operations center in Gilbert, Arizona.

EchoStar will issue to News Corporation 24,030,000 newly-issued shares of Class A Common Stock and will issue to MCI Worldcom 5,970,000 newly-issued shares of Class A Common Stock, which in total is approximately 37 percent of EchoStar's fully-diluted equity and approximately 8.5 percent of the total voting powers.

In connection with the transaction, the litigation between EchoStar and News Corporation will be stayed and will be dismissed with prejudice upon closing or if the transaction is terminated for reasons other than the breach by, or failure to fill a condition within the control of, News Corporation or MCI.

In addition, EchoStar will enter into a carriage agreement to carry the Fox News Channel on its DISH Network; Fox Television Stations will grant retransmission consent rights to EchoStar; a standard technology license agreement will be entered into between EchoStar and NDS Limited, a subsidiary of News Corporation; and an agreement will be entered into pursuant to which an affiliated entity of News Corporation will purchase 500,000 set top boxes from EchoStar by December 31, 2002. EchoStar and MCI agree that MCI shall have the non-exclusive right to bundle the EchoStar's DBS service with MCI' s telephony service offerings on mutually agreeable terms.

The transaction is subject to obtaining regulatory approvals, including the approval of the Federal Communications Commission to the transfer of the license for the 110(Degree) slot.

EchoStar Communications Corp., includes three interrelated business units: * DISH Network* is EchoStar's state-of-the-art DBS system that offers customers over 300 channels of digital video and CD-quality audio programming, fully MPEG-2/DVB compliant hardware, installation, financing and leasing.

*       EchoStar Technologies Corporation (ETC, formerly HTSTM - Houston
Tracker Systems, Inc.), designs, manufactures and distributes DBS set-top boxes, antennas and other digital equipment for the DISH Network and various international customers that include ExpressVu Canada and Telefonica's V_a Digital system in Spain. ETC also provides uplink center design, construction oversight and project integration services for customers internationally.

* Satellite Services provides the delivery of video, audio and data services to business television customers and other satellite users. These services include satellite uplink, satellite transponder space usage, and other services.
Satellite Services also administers SKY VISTA, a direct broadcast satellite service offering up to 27 channels of popular digital satellite television programming to viewers in Alaska, Hawaii, Puerto Rico and the U.S. territories in the Caribbean.

The DISH Network currently serves over 1.7 million customers. DISH Network is a trademark of EchoStar Communications Corporation. HTS is a trademark of Houston Tracker Systems, Inc. DISH Network is located on the Internet at: http://www.dishnetwork.com

The News Corporation Limited (NYSE: NWS, NWS/A; ASX: NCP, NCPDP; LSE: NEWCP) is one of the world's largest media companies with total assets as of September 30, 1998 of approximately US$33 billion and total annual revenues of approximately US$13 billion. News Corporation's diversified global operations in the United States, Canada, the United Kingdom, Australia, Latin America and the Pacific Basin include the production and distribution of motion pictures and television programming; television, satellite and cable broadcasting; the publication of newspapers, magazines, books; the production and distribution of promotional and advertising products and services; the development of digital broadcasting; the development of conditional access and subscription management systems; and the provision of computer information services.
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